EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
AS OF MARCH 8, 2010

		JURISDICTION OF	PERCENT OF
PARENT	SUBSIDIARIES	ORGANIZATION	OWNERSHIP
Hawk Corporation	Wellman Products Group, Inc.	Ohio	100%

Hawk Mauritius, Ltd.	Hawk Composites (Suzhou) Company Limited (2)	China	100%
	Hawk International Trading (Shanghai) Company, Ltd.	China	100%
	Wellman Products India Private Limited (1)	India	99%

Hawk Motors, Inc.	Hawk Motors de Mexico, S. de R.L. de C.V.)	Mexico	5%

S. K. Wellman	S. K. Wellman Corp. (1)	Delaware	100%
Holdings, Inc.	S. K. Wellman S.p.A.(1)	Italy	95%

S. K. Wellman Corp.	The S. K. Wellman Company of Canada Limited (1)	Canada	100%
	S. K. Wellman S.p.A. (1)	Italy	5%

Wellman India Holdings, LLC	Wellman Products India Private Limited (1)	India	1%

Wellman Products	Friction Products Co. (1)	Ohio	100%
Group, Inc.	Logan Metal Stampings, Inc. (1)	Ohio	100%
	S.K. Wellman Holdings, Inc. (1)	Delaware	100%
	Wellman Products LLC (1)	Ohio	100%
	Hawk Motors, Inc.	Delaware	100%
	Hawk Motors de Mexico, S. de R.L. de C.V.	Mexico	95%
	Hawk Mauritius, Ltd.	Mauritius	100%
	Wellman India Holdings, LLC	Ohio	100%

(1)	These subsidiaries also conduct business under the trade name “The Wellman Products Group.”
(2) This subsidiary also conducts business under the trade name “Hawk Composites.”